Exhibit 5.3

Bermuda Office Appleby (Bermuda) Limited Canon's Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244

Genpact Luxembourg S.à r.l.
12F, Rue Guillaume Kroll
L-1882 Luxembourg

and

Genpact USA, Inc.

521 Fifth Avenue, 14th Floor

New York, NY 10175

and

Genpact Limited

Canons Court
22 Victoria Street
Hamilton, HM10
Bermuda

and

Computershare Trust Company, National Association

Attention: CCT Administrator for Genpact

1505 Energy Park Drive

St. Paul, MN 55108

(Trustee and, together with Genpact Luxembourg S.à r.l., Genpact USA, Inc. and Genpact Limited, Addressees)

Email jwilson@applebyglobal.com Direct Dial +1 441 298 3559 Direct Fax +1 441 298 3469 Tel +1 441 295 2244 Your Ref Appleby Ref 132386.0045/JW/KC 4 June 2024

Dear Sirs

Genpact Limited (Company)

INTRODUCTION

Appleby (Bermuda) Limited (the Legal Practice) is a company limited by shares incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. "Partner" is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

We have acted as Bermuda Counsel to the Company and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company, Genpact Luxembourg S.à r.l. (Genpact SARL) and Genpact USA, Inc. (Genpact Delaware and together with Genpact SARL, the Co-Issuers) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the Securities Act) of a Registration Statement (as defined in Schedule 1) with respect to the issue from time to time and in one or more offerings (i) by the Company of securities comprising Debt Securities, Guarantees of Debt Securities, Common Shares, Preference Shares, Depositary Shares, Units and Warrants, (ii) by Genpact Luxembourg S.à r.l. of Debt Securities and (iii) by Genpact USA, Inc. of Debt Securities and Guarantees of Debt Securities (all as described in the Registration Statement).

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For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the Documents) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the documents listed in Part 1 of Schedule 1 to this opinion (Documents). We have not examined any other documents, even if they are referred to in the Registration Statement.

For the purposes of giving this opinion we have carried out the Company Search and the Litigation Search described in Part 2 of Schedule 1.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or representation (whether set out in the Documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

2.	Corporate Capacity: The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under the Subject Documents and to take all action as may be necessary to complete the transactions contemplated thereby.

3.	Corporate Authorisation: The execution, delivery and performance by the Company of the Subject Documents and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company.

4.	Due Execution: The Subject Documents have been duly executed by or on behalf of the Company and each constitute legal, valid and binding obligations of the Company, enforceable against the Company.

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DISCLOSURE

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the current report filing on the Form 8-K dated 4 June 2024 (2024 8-K) and to the use of our name under the caption “Financial Statements and Exhibits” in the 2024 8-K. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion may be relied upon by Cravath, Swaine & Moore LLP in connection with the provision of its legal opinion to be rendered in connection with the 2024 8-K.

Yours faithfully

/s/ Appleby

Appleby (Bermuda) Limited

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Schedule 1

Part 1

The Documents

1.	An executed copy in PDF format of 2024 8-K

2.	An executed copy, in PDF format of the Registration Statement on Form S-3 (as so amended, Registration Statement) dated as of 25 May 2022, excluding the documents incorporated by reference therein.

3.	An executed copy, in PDF format, of the indenture dated as of 26 March 2021 among the Co-Issuers, the Company, as guarantor, and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association), as trustee (Base Indenture).

4.	A final copy of a form of second supplemental indenture to be entered into at the Issue Date (as defined in the Prospectus), among the Co-Issuers, the Company, as guarantor, and Computershare Trust Company, National Association, as trustee (Second Supplemental Indenture, and together with the Base Indenture, the Indenture).

5.	A PDF copy of the Notice to the Public issued by the Bermuda Monetary Authority on 1 June 2005.

6.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Amended and Restated Bye-Laws of the Company (together the Constitutional Documents).

7.	A certificate of compliance, dated 3 June 2024 issued by the Registrar of Companies in respect of the Company (Certificate of Compliance).

8.	A PDF copy of the the unanimous written resolution of the board of directors of the Company dated 27 May 2024 (Resolutions).

9.	A copy of the results of the Litigation Search.

10.	A copy of the results of the Company Search.

11.	A pdf copy of the preliminary prospectus supplement dated 28 May 2024 (Prospectus).

12.	A pdf copy of the pricing term sheet dated 30 May 2024 (Pricing Term Sheet).

(The 2024 8-K, Indenture, Pricing Term Sheet, Prospectus and Registration Statement are together referred to in this opinion as the Subject Documents).

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Part 2

Searches

1.	A search of the entries and filings shown and available for inspection in respect of the Company in the register of charges and on file of the Company maintained in the register of companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 3 June 2024 (Company Search).

2.	A search of the entries and filings shown and available for inspection in respect of the Company in the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 3 June 2024 (Litigation Search).

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Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that the Subject Documents and any other documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

3.	that, insofar as any obligation under the Subject Documents is to be performed by any of the parties thereto in any jurisdiction outside of Bermuda, its performance will be legal, valid and binding in accordance with the law of any jurisdiction other than Bermuda to which they are subject or in which they are respectively constituted and established;

4.	the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of Bermuda in respect of matters upon which we have expressly opined) made in the Subject Documents;

5.	the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Company Search and the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date of the Company Search and the Litigation Search;

6.	that (i) the Subject Documents are in the form of the documents approved in the Resolutions; (ii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents; (iii) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion; and (iv) the directors of the Company have concluded that the entry by the Company into the Subject Documents and such other documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company and for a proper purpose of the Company;

7.	that there is no matter affecting the authority of the directors of the Company to effect entry by the Company into the Documents including breach of duty or lack of good faith which would have any adverse implications in relation to the opinions expressed in this opinion;

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8.	that any supplemental prospectus prepared in relation to the offer of the Guarantees, solely in relation to the Company, as contemplated by the Subject Documents, will have been duly authorised by the Board of Directors of the Company and will comply with and have been prepared in accordance with all relevant legislation and the Constitutional Documents; and

9.	that any contracts or instruments, including but not limited to indentures and warrant instruments, prepared in relation to the offer and creation of the Guarantees, solely in relation to the Company, as contemplated by the Subject Documents, will comply with and have been prepared in accordance with all relevant legislation and the Constitutional Documents, and will constitute legal, valid and binding obligations of each of the parties therefore, enforceable in accordance with their terms, under the laws by which they are governed.

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Schedule 3

Reservations

Our opinion is subject to the following:

1.	Enforcement: The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach. Notwithstanding that the obligations established by the Subject Documents are obligations which the Bermuda courts would generally enforce, they may not necessarily be capable of enforcement in all circumstances in accordance with their terms.

2.	Good Standing: The term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies and the Supervisor of Insurance.

3.	Company Searches: In order to issue this opinion we have carried out the Company Search and Litigation Search referred to herein and have not enquired as to whether there has been any chance since the date and time of such searches.

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